UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2012

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54648 (Commission File Number)	56-2646797 (I.R.S. Employer Identification No.)

6650 Via Austi Parkway, Suite 170 Las Vegas, NV 89119 (Address of principal executive offices) (zip code)

702-583-6715 (Registrant’s telephone number, including area code)

Copies to: Gregory Sichenzia, Esq. Jeff Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, NY 10006 Telephone: (212) 930-9700 Fax: (212) 930-9725 Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2012, Las Vegas Railway Express, Inc. (the “Company”) entered into an Agreement Related to Las Vegas Railway Express Operations On Union Pacific Railroad’s Property (the “UPRR Agreement”) with Union Pacific Railroad Company (“UPRR”). Pursuant to the UPRR Agreement, UPRR granted the Company operating rights for a period of five years commencing on the date of the UPRR Agreement to operate the Company’s planned X Train service between Las Vegas, Nevada, and Daggett, California (the “UPRR Corridor”). This is subject to the Company’s fulfillment of certain conditions including (i) the Company’s payment of UPRR’s actual costs to design and construct all infrastructure improvements necessary to preserve UPRR’s current freight capacity, (ii) the Company’s placement into escrow of $27,444,145 to be used to reimburse UPRR for the cost of certain improvements (which improvements must be placed into service prior to the Company obtaining the operating rights granted under the UPRR Agreement), (iii) the Company’s placement into escrow of $29,210,234 to be used to reimburse UPRR for certain additional improvements (which must be placed into service within two years of the date of the UPRR Agreement), and (iv) the Company showing to UPRR’s satisfaction that it has obtained trackage rights or written authority from Burlington Northern Santa Fe Railway (“BNSF”) and Amtrak to operate the X Train on BNSF between Daggett and Fullerton, California.  Such rights meet or exceed the requirements necessary for the X Train to operate on the UPRR Corridor for the term of the UPRR Agreement and at the level of service described in the UPRR Agreement. The Company may terminate the UPRR Agreement at any time without cause upon at least 60 days advance written notice. UPRR may terminate the UPRR Agreement upon 30 days written notice if, through no material fault of UPRR, X Train service has not commencing within two years of the date of the UPRR Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS RAILWAY EXPRESS, INC.

Date: November 20, 2012	By:	/s/ Michael Barron
Name: Michael Barron
Title: Chief Executive Officer